Exhibit 8.1

February [ ], 2020

Diamond Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Re: United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Diamond Eagle Acquisition Corp., a Delaware corporation (the “Company”) in connection with the transactions contemplated by the business combination agreement (the “Business Combination Agreement”), dated December 22, 2019 by and among the Company, DraftKings Inc., a Delaware corporation, SBTech (Global) Limited, a company limited by shares, originally incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006 (“SBT”), DEAC NV Merger Corp, a Nevada corporation and a wholly-owned subsidiary of the Company (“DEAC NV”), DEAC Merger Sub Inc., a Delaware corporation, the shareholders of SBT who are party thereto and the SBT Sellers’ Representative. Pursuant to the Business Combination Agreement, (i) the Company will merge with and into DEAC Nevada, with DEAC Nevada surviving the merger (the “Reincorporation”), (ii) following the Reincorporation, DEAC Merger Sub Inc. will merge with and into DraftKings Inc., with DraftKings Inc. surviving the merger and the stockholders of DraftKings Inc. will receive shares of Class A common stock and Class B common stock of New DraftKings (as defined below) and (iii) immediately thereafter, DEAC Nevada will acquire all of the issued and outstanding share capital of SBT for a combination of cash and stock consideration (the “Business Combination”). DEAC NV will change its name to DraftKings Inc. (“New DraftKings”). This opinion is being delivered in connection with the Registration Statement of the Company on Form S-4, originally filed on January 6, 2020 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Business Combination Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the form of Certificate of Incorporation of New DraftKings (the “Certificate of Incorporation”) to be effective upon the Reincorporation; (iv) the form of By-laws of New DraftKings to be effective upon the Reincorporation (the “By-laws”); (v) the representation letter of an officer of the Company (the “Representation Party”) delivered to us for purposes of this opinion (the “Representation Letter”); and (vi) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Party, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct through the closing of the Business Combination without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Reincorporation and the Business Combination will be consummated in the manner described in the Business Combination Agreement and the Registration Statement, will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Business Combination Agreement, the Registration Statement and the Representation Letter accurately and completely reflect the facts relating to the Reincorporation and the Business Combination.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letter.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Reincorporation will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

February [ ], 2020 Page 2

This opinion is being delivered prior to the consummation of the Reincorporation and the Business Combination and therefore is prospective and dependent on future events.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings  “Material U.S. Tax Consequences of the Reincorporation and Exercise of Redemption Rights” in the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,